EXHIBIT 99.2

March 5, 2003

VIA EMAIL AND COURIER

SportsLine.com, Inc.

2200 W. Cypress Creek Road

Fort Lauderdale, FL 33309

Tel.: 954-351-2120

Attn:	Michael Levy, Chief Executive Officer

Kenneth Gersh, Vice President, General Counsel

Gentlemen:

Reference is made to (i) the Agreement dated as of March 5, 1997, between SportsLine.com, Inc. (formerly known as SportsLine USA, Inc., “SportsLine”) and CBS Broadcasting Inc. (as successor to CBS Inc., “CBS”), as amended through the date hereof (the “Agreement”) and (ii) the CBS/SportsLine Stockholder Agreement made and entered into as of March 5, 1997, between SportsLine and CBS, as amended through the date hereof (the “Stockholder Agreement”). Unless otherwise defined herein, terms are used herein as defined in the Agreement.

Subparagraph 10.2 of the Agreement is hereby amended by (i) inserting at the beginning of clause (b) the following phrase: “Subject to clauses (c) and (d) below,” and (ii) adding new clauses (c), (d), (e) and (f) at the end thereof to read in full as follows:

“(c) In full satisfaction of SportsLine’s obligation to issue to CBS on April 1, 2003, a stock certificate for the number of shares of Common Stock having a Fair Market Value of $20,000,000 pursuant to clause (b) above, SportsLine shall (i) issue to CBS on April 1, 2003 the lesser of (A) the number of shares of Common Stock having an aggregate Fair Market Value on April 1, 2003, equal to $20,000,000 or (B) the number of shares of Common Stock which, upon issuance to CBS, would result in a CBS Ownership Interest (as defined herein) on April 1, 2003, of 39.9% (such number of shares to be rounded down to the nearest whole number of shares at which the CBS Ownership Interest would not exceed 39.9%), and (ii) in the event that the shares of Common Stock issued pursuant to clause (i) shall have a Fair Market Value on April 1, 2003, of less than $20,000,000 (such Fair Market Value of the shares actually issued on April 1, 2003 and calculated with respect to April 1, 2003, is hereinafter referred to as the “2003 Share Value”), pay to CBS on July 1, 2004 an amount equal to the difference between $20,000,000 and the 2003 Share Value (such amount, if any, is hereinafter referred to as the “2003 Carryover Value”) pursuant to the procedure set forth in clause (d) below.

(d) In full satisfaction of SportsLine’s obligation to issue to CBS on July 1, 2004, a stock certificate for the number of shares of Common Stock having a Fair Market Value on July 1, 2004, of $20,000,000 pursuant to clause (b) above and SportsLine’s obligation, if any, to pay to CBS on July 1, 2004 an amount equal to the 2003 Carryover Value pursuant to clause (c) above (the sum of $20,000,000 plus the 2003 Carryover Value, if any, is hereinafter referred to as the “2004 Aggregate Value”):

(i) Provided that such issuance would not result in a CBS Ownership Interest in excess of 49.9% on July 1, 2004, SportsLine shall issue to CBS on July 1, 2004, shares of Common Stock having an aggregate Fair Market Value on July 1, 2004, equal to the 2004 Aggregate Value.

(ii) In the event that the issuance on July 1, 2004, of shares of Common Stock to CBS with a Fair Market Value on July 1, 2004 equal to the 2004 Aggregate Value would result in a CBS Ownership Interest on July 1, 2004, in excess of 49.9%, then SportsLine shall first determine the Fair Market Value on July 1, 2004, of a number of shares of Common Stock which, upon issuance to CBS, would result in a CBS Ownership Interest on July 1, 2004 of 49.9% (such number of shares to be rounded down to the nearest whole number of shares at which the CBS Ownership Interest would not exceed 49.9% and such Fair Market Value is hereinafter referred to as the “2004 Initial Share Value”).

(iii) If the remainder of the 2004 Aggregate Value less the 2004 Initial Share Value (the “Excess Value”) is equal to or less than $5,000,000 or SportsLine elects, in its sole option, to pay the entire Excess Value greater than $5,000,000 in cash (the amount equal to the remainder of the Excess Value less $5,000,000, if any, is hereinafter referred to as the “Remaining Excess Value”), then SportsLine shall, in full satisfaction of its obligations pursuant to this clause (d), (i) issue to CBS on July 1, 2004, shares of Common Stock having a Fair Market Value on July 1, 2004, equal to the 2004 Initial Share Value and (ii) pay to CBS on July 1, 2004, an amount in cash equal to the Excess Value.

(iv) If the Excess Value is greater than $5,000,000 and SportsLine does not elect to pay the entire Remaining Excess Value in cash pursuant to clause (d)(iii) above, then SportsLine shall (i) deliver to CBS a notice (the “SportsLine Notice”) on July 1, 2004 setting forth its calculation of the 2004 Initial Share Value, the Excess Value and the Remaining Excess Value and stating that SportsLine has elected to satisfy its obligation with respect to all, or some portion, of the Remaining Excess Value by delivering additional shares of Common Stock with a Fair Market Value on July 1, 2004, equal to all, or some portion, of such Remaining Excess Value as specified in the SportsLine Notice (such Remaining Excess Value or portion thereof to be paid in additional shares being the “Final Portion”), (ii) issue to CBS on July 1, 2004, shares of Common Stock having a Fair Market Value on July 1, 2004, equal to the 2004 Initial Share Value and (iii) pay to CBS an amount in cash equal to the sum of $5,000,000. CBS may, in its sole discretion, by delivering notice (the “CBS Notice”) of such election within one business day of the delivery of the SportsLine Notice, elect to have the issuance of shares with respect to the Final Portion as specified in the SportsLine Notice deferred until October 1, 2005. In the event of such CBS election, then SportsLine shall, in full satisfaction of its obligations pursuant to this clause (d), on October 1, 2005, issue to CBS shares of Common Stock having an aggregate Fair Market Value on October 1, 2005, equal to the Final Portion, in addition to shares with a Fair Market Value of $20,000,000 pursuant to clause (b) above. In the event that CBS does not deliver a CBS Notice to SportsLine within the prescribed time period, then SportsLine shall, in full satisfaction of its obligations pursuant to this clause (d), on the second business day following the delivery of the SportsLine Notice to CBS pursuant to this clause (iv), issue to CBS shares of Common Stock having a Fair Market Value on July 1, 2004, equal to the Final Portion.

(e) For purposes of this subparagraph 10.2, “CBS Ownership Interest” shall mean the combined voting power of each “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) deemed to be the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) of the shares of Common Stock held by CBS (without consideration for whether such person or group shall have disclaimed such beneficial ownership pursuant to Rule 13d-4) as determined by (i) combining (without duplication) the total number of shares of Common Stock beneficially owned by each such person or group as of the applicable Issue Date and (ii) dividing such combined number of shares of Common Stock by the total number of shares of Common Stock outstanding as of such Issue Date. CBS acknowledges that SportsLine will be relying on filings made by CBS and each person or group deemed to be the beneficial owner of the shares of Common Stock held by CBS with the Securities and Exchange Commission pursuant to Section 13(d) of the Exchange Act in order to determine the number of shares of Common Stock beneficially owned by CBS and any other such person or group on the applicable Issue Dates and agrees to notify SportsLine on the day prior to the applicable Issue Date if such filings do not accurately reflect the number of shares beneficially owned by CBS or any person or group deemed to be the beneficial owner of the shares of Common Stock held by CBS as of such date.

(f) All shares of Common Stock required to be issued by SportsLine to CBS on any particular date pursuant to this Subparagraph 10.2 shall be deemed issued to CBS at the close of business on such date and CBS shall have all shareholder rights associated with and be deemed shareholder of record of such shares as of such date. SportsLine shall issue or cause its transfer agent to issue to CBS a share certificate representing the shares of Common Stock required to be issued on each such particular date within 5 business days of such date.”

Each reference in the Agreement, the Stockholder Agreement, any amendments thereto and any other agreement related thereto, to the Agreement shall mean and be a reference to the Agreement as amended hereby. Except as expressly and specifically amended by this Letter, the provisions of the Agreement shall remain in full force and effect.

CBS hereby withdraws its request made by letter dated December 23, 2003 that SportsLine, pursuant to Section 3.4 of the Stockholder Agreement, effect a registration on Form S-3, and any and all related qualifications and compliances, with respect to 11,422,312 shares of common stock of SportsLine owned by CBS. SportsLine agrees that such withdrawn request shall not be deemed to be a registration effected pursuant to Section 3.4 or any other Section of the Stockholder Agreement, and that no expenses incurred by SportsLine in response to such request shall be charged to CBS.

Except and only to the extent as may be required by law or stock exchange or NASDAQ rules, neither party hereto shall make any public statements, announcements or filings in respect of this Letter or the transactions contemplated hereby, or otherwise communicate with any news media with respect thereto, without prior consent of the other party, and the parties shall cooperate as to the timing and contents of any such statement, announcement or filing. In the event either party is required by law or stock exchange or NASDAQ rule to make such public statement, announcement or filing, such party shall use its reasonable efforts to cooperate with the other party with respect to the timing and content of such statement, announcement or filing. Notwithstanding the foregoing, CBS acknowledges that SportsLine may include this Letter in its entirety as an exhibit to a Current Report on Form 8-K and/or to its Annual Report on Form 10-K to be filed by SportsLine pursuant to the Exchange Act and that this letter may be incorporated by reference as an exhibit in subsequent reports filed by SportsLine under the Exchange Act.

Each party hereto represents and warrants to the other as follows: the execution, delivery and performance by such party of this Letter, and the consummation by such party of the transactions contemplated hereby, are within such party’s corporate powers and have been duly authorized by all necessary corporate action on the part of such party; this Letter has been duly executed and delivered by such party and this Letter constitutes a valid and binding agreement of such party, enforceable against such party in accordance with its terms. SportsLine further represents and warrants that the non-CBS affiliated members of its Board of Directors have determined that the transactions contemplated hereby are fair to and in the best interests of the stockholders of SportsLine, and have approved the transactions contemplated hereby, including for purposes of Section 203 of the Delaware General Corporation Law.

This Letter shall be governed by, and construed in accordance with, the laws of the State of New York. This Letter shall be effective upon due execution and delivery by each party hereto and may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

Very truly yours, CBS BROADCASTING INC.

By	/s/ Richard J. Bressler
Name: Richard J. Bressler
Title: Senior Executive Vice President

Acknowledged and Agreed to by:

SPORTSLINE.COM, INC.

By	/s/ Michael Levy
Name: Michael Levy
Title: President and Chief Executive Officer

cc:	Michael Fricklas

Sean McManus

Russ Pillar

Peter Glusker

Keyes Hill-Edgar

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